Exhibit 99.1

Forrester Research Names New Board Members

Cambridge, Mass., May 31, 2017 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced the appointment of three new members to the company’s board of directors. The new board members are:

•	Dave Boyce, senior vice president, product and strategy, InsideSales.com. Mr. Boyce is an experienced operating executive who has helped build and sell four software companies. He has expertise in product, strategy, and marketing. Mr. Boyce previously worked at Oracle, where he was global vice president of product and strategy for the company’s retail business unit. Mr. Boyce, 49, is based in Utah.

•	Tony Friscia, independent business consultant. Mr. Friscia is a successful entrepreneur with extensive experience in business leadership and providing strategic advice to senior leaders. He is the former president and CEO of Eduventures, a research and analysis firm. Earlier in his career, Mr. Friscia founded AMR Research, the technology research and advisory firm he led for more than 20 years. Mr. Friscia, 61, lives in New York City.

•	Yvonne Wassenaar, chief operating officer, Airware. Ms. Wassenaar is a thought leader in cloud, big data analytics, and business digitization. For the past two years, she served as chief information officer for New Relic, a cloud-based SaaS company. Ms. Wassenaar, 48, is based in the San Francisco Bay Area.

“I am very pleased that Dave, Tony, and Yvonne have joined the Forrester board,” said George F. Colony, Forrester’s chairman and chief executive officer. “Forrester’s business is changing — we are revising our selling model, expanding our product offerings, and digitally transforming all parts of the business. These opportunities require new skills, new expertise, and the new thinking that we believe these three individuals bring to our board. Not only will they be valuable advisors to the management team at Forrester, but they will be firm stewards on behalf of all investors.”

“Our committee and the entire board engaged in extensive considerations of desirable membership qualifications prior to commencing the search, and we relied on this heavily throughout the candidate evaluation process,” said Robert M. Galford, chairman of the board’s compensation and nominating committee and managing partner, Center for Leading Organizations. “Such criteria as digital expertise, background in customer experience, technology capability, and significant corporate leadership all came into play, as did the building of a board that collectively demonstrated diversity of background, geography, and approaches to problem solving. We think we have hit the mark on all of those categories.”

With the appointment of the three new members, the Forrester board includes nine directors, eight of whom are independent.

About Forrester

Forrester (Nasdaq: FORR) is one of the most influential research and advisory firms in the world. We work with business and technology leaders to develop customer-obsessed strategies that drive growth. Forrester’s unique insights are grounded in annual surveys of more than 675,000 consumers and business leaders worldwide, rigorous and objective methodologies, and the shared wisdom of our most innovative clients. Through proprietary research, data, custom consulting, exclusive executive peer groups, and events, the Forrester experience is about a singular and powerful purpose: to challenge the thinking of our clients to help them lead change in their organizations.

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Jennifer Isabella

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Jisabella@forrester.com

+1 617-613-6132